Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Delta Financial Corporation:

We consent to the incorporation by reference in the Registration Statements (Nos. 333-15835, 333-88290 and 333-130269) on Form S-8 and (No. 333-127675) on Form S-3 of Delta Financial Corporation of our report dated March 15, 2006, with respect to the consolidated balance sheet of Delta Financial Corporation and subsidiaries as of December 31, 2005, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2005, which report appears in the December 31, 2006 Annual Report on Form 10-K of Delta Financial Corporation.

New York, New York
March 9, 2007